ARTICLES SUPPLEMENTARY

     GENERAL GOVERNMENT SECURITIES MONEY MARKET FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland at 300 East Lombard Street, Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

           FIRST:     Five billion (5,000,000,000) unissued shares of Class A
        Common Stock of the General Government Securities Money Market Fund (the "Fund"), a series of the Corporation, $.001 par value per share, with an aggregate par value of five million dollars ($5,000,000), that the Corporation has authority to issue are hereby reclassified as shares of Class B Common Stock of the Fund.

           SECOND:    The shares of Class B Common Stock of the Fund classified
        herein shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as currently set forth in the Corporation's Charter with respect to the Class B Common Stock of the Fund.

           THIRD:     Upon the classification of the additional shares of
        Class B Common Stock of the Fund as set forth above, the total number of shares of stock that the Corporation has authority to issue is nineteen billion (19,000,000,000) shares, all of which are shares of Common Stock, $.001 par value per share, having an aggregate par value of nineteen million dollars ($19,000,000), classified as follows:

                                                         SHARES
PORTFOLIO/CLASS                                          AUTHORIZED

General Government Securities Money Market Fund -      10,000,000,000
Class A Common Stock
General Government Securities Money Market Fund -      6,000,000,000
Class B Common Stock
General Treasury Prime Money Market Fund - Class A     1,000,000,000
Common Stock
General Treasury Prime Money Market Fund - Class B     1,000,000,000
Common Stock
General Treasury Prime Money Market Fund - Class X     1,000,000,000
Common Stock

Total                                                  19,000,000,000
                                                       ==============

               FOURTH:    The Board of Directors of the Corporation has
        reclassified unissued shares of the Corporation as provided herein pursuant to authority provided in the Corporation's Charter.

               FIFTH:     These Articles Supplementary do not increase the total
         number of authorized shares of the Corporation nor the aggregate par value thereof.

           The undersigned Vice President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts with respect to authorization and approval set forth in these Articles Supplementary are true in all material respects and that this statement is made under penalties of perjury.

           IN WITNESS WHEREOF, General Government Securities Money Market Funds, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary as of October 3, 2001.

                               GENERAL GOVERNMENT SECURITIES MONEY
                               MARKET FUNDS, INC.



                               BY: /S/MARK N. JACOBS
                                   -----------------
                                   Mark N. Jacobs
                                   Vice President

Witness:


/S/STEVEN F. NEWMAN
-------------------
Steven F. Newman
Secretary